UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2010

Striker Energy Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-52218	20-2590810
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

405 Trimmer Road, Suite 200, Califon, NJ 07830	M5H 2V6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 975-0753

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information required by this Item 1.01 is included under Item 3.02 of this current report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

Private Placement of Units

On November 30, 2010, we issued an aggregate of 425,000 units to eight investors in a non-brokered private placement, at a purchase price of $1.00 per unit, for gross proceeds of $425,000. Each unit consisted of one share of our common stock and one-half of one share purchase warrant. Each whole warrant entitles the holder to purchase one share of our common stock at a purchase price of $1.75 per share until November 29, 2012.

These investors were not U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) and all of these investors purchased in transactions outside of the United States. In issuing these units to these investors we relied on the registration exemption provided for in Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

Conversion of Interest Bearing Note

On November 30, 2010, we sold 205,000 units to one investor at a price of $1.00 per unit for an aggregate purchase price of $205,000. Each unit consisted of one common share and one-half of one share purchase warrant. Each whole warrant entitles the holder to purchase one share of our company at a purchase price of $1.75 per share until November 29, 2012. The investor paid for these units by applying the entire principal balance of $200,000 plus all accrued interest of $5,000 due to the investor from our company pursuant to the terms of a promissory note made by our company on September 16, 2010.

We issued the shares to one non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction in which we relied on the registration exemption provided for in Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
10.2	Form of Private Placement Subscription Agreement
10.6	Form of Shares for Debt Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRIKER ENERGY CORP.

/s/ Cameron Durrant
Cameron Durrant
President, Chief Executive Officer and Director

Date December 1, 2010